Exhibit 99.1

               AMERIGROUP CORPORATION EARNS $0.43 PER SHARE IN
               SECOND QUARTER ON 29 PERCENT INCREASE IN REVENUE

             SEQUENTIAL MEMBERSHIP INCREASED APPROXIMATELY 23,000

     VIRGINIA BEACH, Va., July 27 /PRNewswire-FirstCall/ -- AMERIGROUP Corporation (NYSE: AGP) today announced that net income for the second quarter of 2005 increased 8.2 percent to $22,548,000, or $0.43 per diluted share, compared with $20,846,000 or $0.40 per diluted share for the second quarter of 2004.

     Total revenues for the second quarter of 2005 increased 28.9 percent to $564,722,000, compared with $438,135,000 for the second quarter of 2004, in part due to a 15.7 percent organic premium revenue growth. For the six months ended June 30, 2005, revenues totaled $1,122,234,000, up 30.1 percent from $862,430,000 for the six months ended June 30, 2004, reflecting 16.8 percent organic premium revenue growth.

     Membership increased 18.6 percent, or 168,000 members, to 1,070,000 at June 30, 2005, as compared with 902,000 members at June 30, 2004. Sequentially, membership increased by approximately 23,000, or 2.2 percent, from the first quarter of 2005.

     Highlights include:
     * Received actuarially sound premium rates in New York, Florida and New Jersey;
     * Health benefits ratio of 82.6 percent of premium revenues;
     * Selling, general and administrative expenses of 10.2 percent of total revenues;
     * Days in claims payable of 51;
     * Unregulated cash and investments of $175,559,000;
     * Return on average equity of 15.8 percent; and
     * Signed contracts with Virginia and Ohio, enrollment on track for late
       2005.

     "Our second quarter results reflected higher-than-expected out-of-period medical costs, which primarily stemmed from influenza-like illnesses, as well as NICU and pregnancy costs in Fort Worth, much of which is now behind us," AMERIGROUP's chairman and chief executive officer, Jeffrey L. McWaters said.

     "At the same time, we are pleased that our sequential membership increased by approximately 23,000 new members, which reflects market share gains in nine of our ten markets. In addition, we are thrilled with the significant growth opportunities ahead of us including the opportunity to serve Medicaid eligibles in five regions in Georgia, additional markets in Texas, as well as Ohio and Virginia. We are making great progress in obtaining the required approvals for our long-term care products in New York and a Special Needs Plan (SNP) designation in Houston to cover Medicare services for the dual eligible population. We are making good progress in applying for our SNP designation in 7 to 10 additional markets. All these developments give us excellent visibility on our growth for the next 18 to 24 months."

     Health Benefits
     Health benefits were 82.6 percent of premium revenues for the second quarter of 2005 versus 81.3 percent in the second quarter of 2004. During the quarter, the Company increased its actuarial best estimate by approximately $13 million for adverse prior period developments, primarily driven by increased influenza-like illnesses in several markets, higher NICU and pregnancy costs in our Fort Worth market due to the exit of our only competitor in late 2004, and elevated health benefits expenses in New Jersey and Florida. Of the adverse prior period developments, approximately $8 million related to the first quarter of 2005 and approximately $5 million related to the second half of 2004.

     As we do each quarter, in consultation with our actuaries, we reviewed the factor for uncertainty which the Company developed on a market-by-market basis and adjusted appropriately for the claims predictability and maturity of each market. The company-wide result was a reduction of approximately $8 million.

     When combined with the prior period development mentioned above, the impact was a net $5 million increase in our health benefits expense this quarter.

     Excluding the out-of-period claims development and reduction in the factor for claims uncertainty noted above, the second quarter health benefits ratio would have been 81.7 percent compared to 81.3 percent for the second quarter of 2004. This 0.4 percent increase is primarily due to:

     * Certain non-recurring costs including: 1) influenza-like illnesses, which negatively impacted health benefits by $4.9 million, or 0.9 percent, and
       2) increased medical utilization of $0.8 million, or 0.1 percent, in Fort Worth where the Company absorbed additional members who did not experience the more favorable outcomes that AMERIGROUP typically experiences;

     * Higher costs in New Jersey and Florida, which negatively impacted health benefits expense by $1.7 million, or 0.3 percent; and

     * A favorable 1.0 percent impact of integrating New York into the consolidated health benefits ratio.

     Selling, General and Administrative Expenses
     The selling, general and administrative expense ratio was 10.2 percent of total revenues for the second quarter of 2005 versus 10.0 percent in the second quarter of 2004.

     Balance Sheet and Cash Flow Highlights
     Cash and investments at June 30, 2005, totaled $534,568,000, of which $175,559,000 was unregulated. Net cash used in operating activities was $14,186,000 for the first six months of 2005, compared to cash flow provided by operations of $18,785,000 for the same period in the prior year. Cash flow from operations was primarily impacted by the timing of receipt of premiums, which impacted both unearned revenue and premium receivables. The number of days in claims payable at the end of the second quarter was 51, in line with expectations.

     Outlook
     AMERIGROUP's recently revised 2005 full-year guidance calls for earnings per diluted share in the $1.73 to $1.78 range, which is impacted by our increased development spending and Illinois changes in the second half of 2005. The revised guidance is based on the following:

     * Net income growth of 7 to 10 percent;
     * Organic premium revenue growth of 12.0 to 14.0 percent, which is an increase from our original guidance of 10.0 to 13.0 percent;
     * Weighted-average rate increases in the 3 to 5 percent range;
     * Health benefits of approximately 81.6 to 81.8 percent of premium revenues;
     * Selling, general and administrative expenses in the range of 11.0 to 11.2 percent of total revenues which includes the impact of anticipated additional spending of approximately $10 million, or $0.12 per share, in the third and fourth quarters for implementation costs for the new markets of Virginia, Georgia and Ohio, additional markets in Texas as well as the cost of applying for designation as a SNP in 7 to 10 markets.

     * Approximately $2 million, or $0.02 per share, to reflect AMERIGROUP's Illinois new contract with the State, which is based on the State's $70 million cut of their Medicaid managed care budget.
     * Fully diluted shares outstanding of approximately 53.2 million.

     AMERIGROUP senior management will discuss the Company's second quarter results on a conference call, Thursday, July 28th, at 10:00 a.m. Eastern Time. The conference can be accessed by dialing 800-730-9234 (domestic) or 312-461-9457 (international) and providing passcode 8133409 approximately ten minutes prior to the start time of the call. A recording of the call may be accessed by dialing 888-203-1112 (domestic) or 719-457-0820 (international) and providing passcode 8133409. The replay will be available beginning Thursday, July 28, at 12:00 p.m. Eastern Time until Wednesday, August 3, at 11:59 p.m. Eastern Time. The conference call will also be available through the investors page of the Company's Web site, http://www.amerigroupcorp.com, or through CCBN at http://www.earnings.com. A 30-day replay of this webcast will be available on these Web sites approximately two hours following the conclusion of the live broadcast.

     AMERIGROUP Corporation, headquartered in Virginia Beach, Virginia, improves healthcare access and quality for low-income Americans by developing innovative managed healthcare services for the public sector. Through its wholly owned subsidiaries, AMERIGROUP serves almost 1.1 million people and operates in Florida, Georgia, Illinois, Maryland, New York, New Jersey, Ohio, Texas, Virginia and the District of Columbia. For more information, visit http://www.amerigroupcorp.com.

     This release is intended to be disclosure through methods reasonably designed to provide broad, non-exclusionary distribution to the public in compliance with the Securities and Exchange Commission's Fair Disclosure Regulation. This release contains certain "forward-looking" statements, including statements related to expected 2005 performance such as membership, revenues, same-store premium revenues, rate increases, operating cash flows, health benefits expenses, seasonality of health benefits expenses, selling, general and administrative expenses, days in claims payable, income tax rates, earnings per share, and net income growth, as well as expectations on the effective date and successful integration of any pending acquisition and debt levels, made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause the Company's actual results in future periods to differ materially from those projected or contemplated in the forward-looking statements. These risks and uncertainties include, but are not limited to, national, state and local economic conditions, including their effect on the rate-setting process, timing of payments, as well as the availability and cost of labor, utilities and materials; the effect of government regulations and changes in regulations governing the healthcare industry, including our compliance with such regulations and their effect on our ability to manage our medical costs; changes in Medicaid payment levels, membership eligibility and methodologies and the application of such methodologies by the government; liabilities and other claims asserted against the Company; our ability to attract and retain qualified personnel; our ability to maintain compliance with all minimum capital requirements; the availability and terms of capital to fund acquisitions and capital improvements; the competitive environment in which we operate; our ability to maintain and increase membership levels; and demographic changes.

     Investors should also refer to our Annual Report on Form 10-K for the year ended December 31, 2004, filed with the Securities and Exchange Commission on March 9, 2005, for a discussion of risk factors. Given these risks and uncertainties, we can give no assurances that any forward-looking statements will, in fact, transpire and, therefore, caution investors not to place undue reliance on them. We specifically disclaim any obligation to update or revise any forward-looking statements, whether as a result of new information, future developments or otherwise.

                     AMERIGROUP CORPORATION AND SUBSIDIARIES
                    CONDENSED CONSOLIDATED INCOME STATEMENTS
                (dollars in thousands, except for per share data)

                                     Three months ended              Six months ended
                                           June 30,                       June 30,
                                -----------------------------   -----------------------------
                                     2005            2004            2005            2004
                                -------------   -------------   -------------   -------------
Revenues:
  Premium                       $     560,731   $     435,918   $   1,114,619   $     858,253
  Investment income and
   other                                3,991           2,217           7,615           4,177
    Total revenues                    564,722         438,135       1,122,234         862,430
Expenses:
  Health benefits                     463,071         354,415         917,475         696,662
  Selling, general and
   administrative                      57,745          43,728         119,786          89,215
  Depreciation and
   amortization                         6,661           5,266          13,752          10,890
  Interest                                160             194             320             375
    Total expenses                    527,637         403,603       1,051,333         797,142
    Income before income
     taxes                             37,085          34,532          70,901          65,288
Income tax expense                     14,537          13,686          27,910          26,004
    Net income                  $      22,548   $      20,846   $      42,991   $      39,284

  Weighted average number of
   common shares and dilutive
   potential common
   shares outstanding              53,053,949      51,582,960      53,006,836      51,420,945

  Diluted net income per
   share                        $        0.43   $        0.40   $        0.81   $        0.76

     The following table sets forth selected operating ratios. All ratios, with the exception of the health benefits ratio, are shown as a percentage of total revenues.

                                     Three months ended              Six months ended
                                           June 30,                       June 30,
                                -----------------------------   -----------------------------
                                    2005            2004            2005            2004
                                -------------   -------------   -------------   -------------
Premium revenue                          99.3%           99.5%           99.3%           99.5%
Investment income and other               0.7             0.5             0.7             0.5
Total revenues                          100.0%          100.0%          100.0%          100.0%
Health benefits (1)                      82.6%           81.3%           82.3%           81.2%
Selling, general and
 administrative expenses                 10.2%           10.0%           10.7%           10.3%
Income before income taxes                6.6%            7.9%            6.3%            7.6%
Net income                                4.0%            4.8%            3.8%            4.6%

(1) The health benefits ratio is shown as a percentage of premium revenue because there is a direct relationship between the premium received and the health benefits provided.

     The following table sets forth the approximate number of our members we served in each state as of June 30, 2005 and 2004.

                                                            June 30,
                                                   ---------------------------
                                                       2005           2004
                                                   ------------   ------------
Texas                                                   401,000        356,000
Florida                                                 218,000        240,000
Maryland                                                134,000        127,000
New York                                                125,000              -
New Jersey                                              109,000        106,000
District of Columbia                                     41,000         38,000
Illinois                                                 42,000         35,000
  Total                                               1,070,000        902,000

     The following table sets forth the approximate number of our members in each of our products as of June 30, 2005 and 2004.

                                                            June 30,
                                                   ---------------------------
              Product                                  2005           2004
------------------------------------------------   ------------   ------------
AMERICAID (Medicaid-TANF)                               753,000        616,000
AMERIKIDS (SCHIP)                                       194,000        195,000
AMERIPLUS (Medicaid-SSI)                                 84,000         76,000
AMERIFAM (FamilyCare)                                    39,000         15,000
  Total                                               1,070,000        902,000

                     AMERIGROUP CORPORATION AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEETS

                                                     June 30,     December 31,
                                                      2005           2004
                                                   ------------   ------------
                                                        (in thousands)

                  Assets

Current assets:
  Cash and cash equivalents                        $    189,389   $    227,130
  Short-term investments                                 85,986        176,364
  Premium receivables                                    70,376         44,081
  Deferred income taxes                                   8,869         11,019
  Prepaid expenses and other
   current assets                                        23,279         18,737
     Total current assets                               377,899        477,331

Property, equipment and software, net                    56,687         50,298
Goodwill and other intangible assets, net               254,561        140,382
Long-term investments, including
 investments on deposit for licensure                   259,193        246,930
Other long-term assets                                   10,135          4,909
                                                   $    958,475   $    919,850

    Liabilities and Stockholders' Equity

Current liabilities:
  Claims payable                                   $    261,147   $    241,253
  Unearned revenue                                        6,899         34,228
  Accounts payable                                        4,078          4,826
  Accrued expenses, capital leases
   and other current liabilities                         40,682         56,842
    Total current liabilities                           312,806        337,149

Deferred income taxes, capital leases
 and other long-term liabilities                         18,426         13,989
    Total liabilities                                   331,232        351,138

Stockholders' equity:
  Common stock, $.01 par value                              513            505
  Additional paid-in capital                            368,138        352,417
  Retained earnings                                     258,592        215,790
    Total stockholders' equity                          627,243        568,712
                                                   $    958,475   $    919,850

                     AMERIGROUP CORPORATION AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                        Six months ended
                                                            June 30,
                                                   ---------------------------
                                                       2005           2004
                                                   ------------   ------------
                                                        (in thousands)
Cash flows from operating activities:
  Net income                                       $     42,991   $     39,284
  Adjustments to reconcile net income
   to net cash (used in) provided by
   operating activities:
    Depreciation and amortization                        13,752         10,890
    Loss on disposal or abandonment of
     property, equipment and software                         -            945
    Deferred tax expense                                  2,334          1,103
    Amortization of deferred compensation                     -             57
    Tax benefit related to option
     exercises                                            7,405          3,385
    Changes in assets and liabilities
     increasing (decreasing) cash flows
     from operations:
      Premium receivables                               (20,468)           440
      Prepaid expenses and other current
       assets                                            (1,406)           457
      Other assets                                       (3,815)          (974)
      Claims payable                                     (7,530)        (6,614)
      Unearned revenue                                  (27,422)       (25,506)
      Accounts payable, accrued expenses
       and other current liabilities                    (19,285)        (5,469)
      Other long-term liabilities                          (742)           787
        Net cash (used in) provided
        by operating activities                         (14,186)        18,785

Cash flows from investing activities:
  Proceeds from the sale (purchase) of
   investments, net                                      94,591         (9,400)
  Purchase of investments on deposit
   for licensure, net                                    (8,638)        (2,120)
  Purchase of property, equipment and
   software                                             (11,301)       (10,473)
  Acquisition, net of cash acquired                    (103,645)             -
  Purchase price adjustment received                          -             48
        Net cash used in investing
         activities                                     (28,993)       (21,945)

Cash flows from financing activities:
  Payment of capital lease obligations                   (1,853)        (2,636)
  Payment of debt issuance costs                         (1,626)             -
  Proceeds from exercise of stock
   options and change in bank
   overdrafts, net                                        8,917          1,223
         Net cash provided by (used in)
         financing  activities                            5,438         (1,413)
Net decrease in cash and cash equivalents               (37,741)        (4,573)
Cash and cash equivalents at
 beginning of period                                    227,130         84,030
Cash and cash equivalents at end of
 period                                            $    189,389   $     79,457

CONTACT: Investors: Julie Loftus Trudell, Vice President, Investor Relations, +1-757-321-3597, or News Media: Kent Jenkins Jr., Vice President, Communications, +1-757-518-3671, both of AMERIGROUP Corporation.

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